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Exhibit 10.69

EXECUTIVE SEVERANCE AGREEMENT

        THIS EXECUTIVE SEVERANCE AGREEMENT dated as of the last date signed below ("Agreement"), by and between HAWAIIAN AIRLINES, INC., a Hawaii corporation (the "Company") headquartered 3375 Koapaka St., Ste. G350, Honolulu, HI 96819, and SCOTT E. TOPPING (the "Executive"), a Hawaii resident (collectively, the "Parties").

        WHEREAS, the Compensation Committee of the Board of Directors of the Company (the "Committee") has determined that Executive plays a critical role in the operations of the Company as an Executive Vice President;

        NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Parties agree that the Executive shall receive the severance benefits set forth below in this Agreement in the event the Executive's employment with the Company is terminated under the circumstances described below.

        1.    Not an Employment Contract.    The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating his employment. Executive understands and acknowledges that he is an employee-at-will and that either he or the Company may terminate the employment relationship between them at any time and for any reason.

        2.    Severance Pay Upon Termination Without Cause or for Good Reason.    In the event the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below) or by the Executive for Good Reason (as defined below), then the Company shall pay to the Executive, as severance pay, a lump sum payment equal to twelve (12) months' base salary, less applicable federal and state income tax withholdings. Executive agrees that this payment is subject to Executive signing and not revoking a release of claims based on the Company's standard form separation agreement and release (the "Release"), the lapse of any statutory period for revoking the Release, and such Release becoming effective in accordance with its terms within twenty-eight (28) days following Employee's Termination Date. The severance payment will be made by the Company on the twenty-ninth (29th) day following the Termination Date, or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A, as specified in Section 5.

        3.    Sole Remedy.    The payment to the Executive of the amounts payable under Section 2 shall constitute the sole remedy of the Executive in the event of a termination of the Executive's employment by the Company that results in payment of benefits under Section 2.

        4.    Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

          4.1    Cause.    "Cause" shall mean a good faith finding by the Company of any of the following: (a) repeated neglect by Executive of his employment duties, Executive's repeated material lack of diligence and attention in performing his employment duties, or Executive's repeated failure to implement or adhere to Company policies; (b) conduct of a criminal nature that may have an adverse impact on the Company's reputation in the community; (c) fraudulent conduct in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others; (d) conduct at any time or place which is detrimental to the Company's reputation and/or goodwill among its customers and/or the community; (e) conduct in violation of the Company's and/or its parent company's corporate compliance rules, practices, procedures and ethical guidelines; (f) material violation of the Company's House Rules, a copy of which has been provided to Executive by the Company.

          4.2    Good Reason.    "Good Reason" shall mean Executive's termination of employment following the expiration of any cure period (discussed below) following the occurrence, without Executive's express written consent, of one or more of the following:

            (a)   a material reduction of Executive's duties, authority or responsibilities; or

            (b)   a material reduction by the Company in Executive's annual total target cash compensation (other than pursuant to a reduction applying generally to employees of the same corporate rank); or

            (c)   Executive's relocation to principal offices that are either (i) not located on Oahu, Hawaii, or (ii) not within 40 miles of Honolulu, Hawaii.

        Executive may not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Executive believes constitutes "Good Reason" specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

          4.3    Termination Date.    "Termination Date" shall mean the Executive's last day on the payroll of the Company.

        5.    Section 409A.

          5.1    General.    This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Internal Revenue Code and the Department of Treasury Regulations and other guidance promulgated thereunder. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Employee.

          5.2    Specified Employee Delay.    Notwithstanding any provision to the contrary in this Agreement, if (a) Executive is a "specified employee" within the meaning of Section 409A on the date upon which the severance payment under this Agreement would otherwise be made and (b) the severance payment would otherwise subject Executive to any tax, interest or penalty imposed under Section 409A, then the severance payment that would otherwise be paid during the first six months after Executive's separation from service within the meaning of Section 409A shall be accumulated and shall be paid on the earlier of (1) the first day which is at least six (6) months after Executive's separation from service within the meaning of Section 409A or (2) the date of Executive's death (as applicable, the "Specified Employee Payment Date").

          5.3    Separation from Service.    Notwithstanding anything to the contrary in this Agreement, no severance payment under this Agreement will be considered due or payable until and unless Executive has a "separation from service" within the meaning of Section 409A. Notwithstanding anything herein to the contrary, if Executive dies following his "separation from service" but prior to the six (6) month anniversary of the date of his "separation from service," then any severance payment delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive's death, but not later than ninety (90) days after the date of Executive's death.

        6.    Miscellaneous.

          6.1    Notices.    Any notices delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party. All notices to the Company shall also be addressed to the attention of the President of the Company.

          6.2    Pronouns.    Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

          6.3    Entire Agreement.    This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

          6.4    Amendment.    This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

          6.5    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii. Any action, suit or other legal arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Hawaii (or, if appropriate, a federal court located within the State of Hawaii), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

          6.6    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him or her.

          6.7    Waivers.    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          6.8    Captions.    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          6.9    Severability.    In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

        THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

HAWAIIAN AIRLINES, INC.
By	/s/ Mark B. Dunkerley Mark B. Dunkerley "Company"
Its President
Date:	February 7, 2012
/s/ Scott E. Topping Scott E. Topping "Executive"
Executive Vice President, Chief Financial Officer and Treasurer
Date:	February 7, 2012

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  Exhibit 10.69
EXECUTIVE SEVERANCE AGREEMENT